                                                                     EXHIBIT 2.1


                  --------------------------------------------
                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              BAKER & TAYLOR, INC.

                                  (THE "BUYER")

                                       AND

                               THE STOCKHOLDERS OF

                            YANKEE BOOK PEDDLER, INC.

                  --------------------------------------------

                                TABLE OF CONTENTS

                                                                                                   PAGE

ARTICLE 1    CERTAIN DEFINITIONS.....................................................................1

     1.1       Terms Defined in this Section.........................................................1

     1.2       Rules of Construction.................................................................6

ARTICLE 2    SALE AND PURCHASE OF STOCK; ASSETS AND LIABILITIES
             AT CLOSING; PURCHASE PRICE..............................................................6

     2.1       Agreement to Sell and Buy.............................................................6

     2.2       Purchase Price........................................................................7

     2.3       Adjustments and Prorations............................................................7

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS......................................7

     3.1       Organization and Authority of the Company and its Subsidiaries........................7

     3.2       Authorization and Binding Obligation..................................................8

     3.3       Capitalization........................................................................8

     3.4       Absence of Conflicting Agreements; Consents...........................................9

     3.6       Real Property........................................................................10

     3.7       Tangible Personal Property...........................................................11

     3.8       Contracts............................................................................11

     3.9       Customers, Distributors And Suppliers................................................14

     3.10      Intangibles..........................................................................14

     3.11      Title to Properties..................................................................15

     3.12      Financial Statements.................................................................15

     3.13      Conduct of Business in Ordinary Course...............................................15

     3.14      Products and Services................................................................16

     3.15      Accounts Receivable..................................................................17

     3.16      Taxes................................................................................17

     3.17      Bank Accounts; Powers of Attorney....................................................18

     3.18      Insurance............................................................................19

     3.19      Personnel and Employee Benefits......................................................19

     3.20      Claims and Legal Actions.............................................................22

     3.21      Environmental Matters................................................................22

     3.22      Exchange Act: Investment Company Act.................................................23

     3.23      Transactions with Affiliates.........................................................23

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                   PAGE

     3.24      Broker...............................................................................23

     3.25      Full Disclosure......................................................................24

     3.26      List of Directors and Officers.......................................................24

     3.27      Transfer of Company Shares...........................................................24

     3.28      Stock Repurchase.....................................................................24

     3.29      No Indebtedness Between Stockholder/Company..........................................24

     3.30      Year 2000 Compliance.................................................................24

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER.................................................25

     4.1       Organization and Authority...........................................................25

     4.2       Authorization and Binding Obligation.................................................25

     4.3       Absence of Conflicting Agreements; Consents..........................................25

     4.4       Broker...............................................................................26

     4.5       Investment Purpose; Investment Company...............................................26

     4.6       Full Disclosure......................................................................26

     4.7       Financial Statements.................................................................26

ARTICLE 5   SPECIAL COVENANTS AND AGREEMENTS........................................................26

      5.1      Risk of Loss.........................................................................26

      5.2      Confidentiality......................................................................27

      5.3      Cooperation..........................................................................27

      5.4      Tax Matters..........................................................................27

      5.5      Employment Agreements................................................................28

      5.6      Antitrust Laws Compliance............................................................29

      5.7      No Issuance of Additional Capital Stock..............................................29

      5.8      Release of Personal Guaranties.......................................................29

      5.9      Yankee Rights Management.............................................................29

ARTICLE 6   CONDITIONS TO OBLIGATIONS OF BUYER AND STOCKHOLDER......................................30

     6.1       Conditions to Obligations of Buyer...................................................30

     6.2       Conditions to Obligations of Stockholders............................................31

ARTICLE 7   CLOSING AND CLOSING DELIVERIES..........................................................32

     7.1       Closing..............................................................................32

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                   PAGE
     7.2       Deliveries by Stockholders...........................................................32

     7.3       Deliveries by Buyer..................................................................33

ARTICLE 8   TERMINATION.............................................................................34

     8.1       Termination by Stockholders..........................................................34

     8.2       Termination by Buyer.................................................................34

     8.3       Rights on Termination................................................................34

     8.4       Attorneys' Fees......................................................................34

ARTICLE 9   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNIFICATION; CERTAIN REMEDIES.......................................................35

     9.1       Survival.............................................................................35

     9.2       Indemnification by Stockholders......................................................35

     9.3       Indemnification by Buyer.............................................................36

     9.4       Procedure for Indemnification........................................................36

     9.5       Affiliates...........................................................................37

     9.6       Certain Limitations..................................................................37

     9.7       Exclusive Remedy.....................................................................38

ARTICLE 10  MISCELLANEOUS...........................................................................38

     10.1      Fees and Expenses....................................................................38

     10.2      Notices..............................................................................38

     10.3      Benefit and Binding Effect...........................................................39

     10.4      Further Assurances...................................................................39

     10.5      GOVERNING LAW........................................................................39

     10.6      Entire Agreement.....................................................................39

     10.7      Waiver of Compliance; Consents.......................................................40

     10.8      Counterparts.........................................................................40

     10.9      Waiver of Jury Trial.................................................................41

                            STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (this "Agreement") entered into as of June 22, 1999 by and among Baker & Taylor, Inc., a Delaware corporation ("Buyer"), and the holders of all of the issued and outstanding capital stock of Yankee Book Peddler, Inc., a New Hampshire corporation (the "Company"), as listed on
Schedule 3.3 (collectively, the "Stockholders," and each individually, a "Stockholder").

                                 R E C I T A L S

       WHEREAS, the Stockholders own of record and beneficially, in the aggregate, all of the issued and outstanding capital stock of the Company, consisting of 171 shares of the Company's Class A Common Stock, without par value (the "Class A Stock"), and 9 shares of the Company's Class B Common Stock, without par value (the "Class B Stock" and, collectively with the Class A Stock, the "Company Shares"); and

       WHEREAS, subject to the terms and conditions set forth below, the Stockholders desire to sell all of the Company Shares to Buyer, and Buyer desires to acquire and purchase all of the Company Shares from the Stockholders;

       NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

                                   ARTICLE 1

                               CERTAIN DEFINITIONS

       1.1 Terms Defined in this Section

       The following terms, as used in this Agreement, have the meanings set forth in this Section 1.1:

       "Affiliate" means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; (b) any Person that is a director or officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; (c) any Person that directly or indirectly through one or more intermediaries is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly through one or more intermediaries the owner of 10% or more of any class of equity securities; or
(d) any Person who is acting at the direction and primarily in furtherance of the interests of the specified Person.

       "Assets" means all assets and property, tangible or intangible, real, personal or mixed, owned or held by the Company and each Subsidiary.

       "Closing" means the consummation of the purchase and sale of the Company Shares pursuant to this Agreement in accordance with the provisions of Section 7.

       "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 7.

       "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

       "Company Shares" shall have the meaning as defined in the Recitals of this Agreement.

       "Consents" means the consents, permits or approvals of any Governmental Body and other Persons necessary to transfer the Company Shares to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

       "Contracts" means all contracts, leases, non-governmental licenses and other agreements (including without limitation leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which the Company is a party or that are binding upon the Company and that relate to or affect the Assets or the business and operations of the Company.

       "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

                     (a) the sale of the Company Shares by the Stockholders to Buyer;

                     (b) the execution, delivery and performance of this Agreement ; and

                     (c) the execution and delivery of the Employment Agreements and other agreements contemplated hereby; and

                     (d) the performance by Buyer and the Stockholders of their respective covenants and obligations under this Agreement.

       "Damages" means any loss, liability, claim, damage, expense (including, without limitation, reasonable costs of investigation and defense and reasonable attorneys' fees and disbursements) or diminution of value, whether or not involving a third-party claim.

       "Encumbrance" means any mortgage, conditional sale agreement, charge, lien, option, pledge, security interest, security title or encumbrance of any nature whatsoever.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

       "Financial Statements" has the meaning set forth in Section 3.12.

       "GAAP" means generally accepted accounting principles in effect from time to time in the United States, consistently applied.

       "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

       "Governmental Body" means any:

              (a) nation, state, county, city, town, village, district or other political jurisdiction of any nature;

              (b) federal, state, local, municipal, foreign or other government;

              (c) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal);

              (d) multi-national organization or body; or

              (e) body exercising, or entitled to exercise, any governmental, administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

       "Informed" An individual will be deemed to be "Informed" of a particular fact or other matter if (i) that individual has actual knowledge, or been told, or learned, or become aware, of that fact or other matter from any source and by any means, or (ii) but for conscious avoidance, would have actual knowledge of that fact or other matter. A Person (other than an individual) will be deemed to have been "Informed" of a particular fact or other matter if any individual who is serving, or who has at the relevant time served, as a director, officer, partner, executor or trustee of such Person has been, or at any time had been, Informed of such fact or other matter. The Stockholders and the Company shall be deemed Informed if, among other things, any of John R. Secor, Glen M. Secor, Gary Shirk, Traci L. Britten or Heidi J. Coen have been or are Informed.

       "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, Internet domain names and URLs, licenses, patents, permits, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is licensed or franchised.

       "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

       "Knowledge". An individual will be deemed to have "Knowledge" of a particular fact or other matter if a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry or investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at the relevant time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

       "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, regulation, statute or treaty.

       "Licenses" means all licenses, permits and other authorizations issued by any Governmental Body to the Company.

       "Lookback Period" means the thirty-six months immediately preceding the date of this Agreement.

       "Material Contract" has the meaning set forth in Section 3.8(d).

       "Ordinary Course of Business". An action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if: (a) such action is consistent in nature and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized specifically by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

       "Organizational Documents" means (a) the articles or certificate of incorporation or organization and the bylaws of a corporation; (b) the partnership agreement and any certificate of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any organizational document and any operating agreement of any limited liability company; (e) any charter, trust instrument or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

       "Person" means any individual, corporation (including, without limitation, any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

       "Proceeding" means any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal or administrative ) commenced, brought, conducted or heard by or before, any Governmental Body or arbitrator.

       "Real Property" means all real property, and all buildings and other improvements thereon, whether or not owned or held by the Company or any of its Subsidiaries, used in the business of the Company or any of its Subsidiaries.

       "Real Property Interests" means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way, and all buildings and other improvements thereon, owned or held by the Company or any of its Subsidiaries.

       "Related Person" means, with respect to a particular individual: (a) each other member of such individual's Family (as defined below); (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, manager, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; any Person that holds a Material Interest in such specified Person; each Person that serves as a director, officer, partner, member, manager, executor or trustee of such specified Person (or in a similar capacity); any Person in which such specified Person holds a Material Interest; any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (b) any Related Person of any individual described in clause (b) or (c).

       For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree of kinship, and (iv) any other natural person who resides with such individual (excluding, in each case from this clause (iv), any domestic employee), and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

       "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

       "Stock Restrictions" means any rights of first refusal or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or expense of any other attribute of ownership.

       "Subsidiary" has the meaning set forth in Section 3.1(b).

       "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory and other tangible personal property owned or held by the Company.

       "Tax" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, use tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including, without limitation, any customs duty), deficiency or other fee, and any related charge or amount (including, without limitation, any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body having jurisdiction to so act with respect thereto or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

       "Tax Return" means any return (including, without limitation, any information return), report, statement, schedule, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Body having jurisdiction to so act with respect thereto in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

       "Threatened" means any demand or statement (orally or in writing) or any notice (orally or in writing) that would lead a prudent Person to conclude that a claim, Proceeding, dispute or action is likely to be asserted, commenced, taken or otherwise pursued in the future.

       "Yankee Rights Management" means those assets and corresponding liabilities set forth on Schedule 5.9, including, without limitation, the Company's ownership interest in YBP Media Ventures, Inc.

       1.2 Rules of Construction

       Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section or Schedule is a reference to a Section of this Agreement or a Schedule hereto, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                                   ARTICLE 2

         SALE AND PURCHASE OF STOCK; ASSETS AND LIABILITIES AT CLOSING;
                                 PURCHASE PRICE

       2.1 Agreement to Sell and Buy

       Subject to the terms and conditions of this Agreement, the Stockholders hereby agree to sell and transfer the Company Shares to Buyer, and Buyer hereby agrees to purchase the Company Shares from the Stockholders. On the Closing Date each Stockholder shall deliver or cause to be delivered to Buyer certificates representing all of the Company Shares owned by such Stockholder, as set forth in Schedule 3.3. Such stock certificates shall be duly endorsed in blank for transfer, or shall be presented with stock powers duly executed in blank, to effect a valid transfer of such Company Shares by such Stockholder free and clear of any and all encumbrances.

       2.2 Purchase Price

       In consideration of the sale by the Stockholders to Buyer of all of the Company Shares and in reliance upon the representations, warranties and covenants of the Stockholders herein contained, Buyer shall deliver to the Stockholders, in the aggregate, payment (by wire transfer of immediately available United States funds) equal to Eighteen Million Dollars
($18,000,000.00) (herein, the "Purchase Price"), which amount shall be payable by Buyer to the Stockholders in full at the Closing.

       2.3 Adjustments and Prorations Subject to the indemnification provisions of Article 9, there shall be no adjustments to the Purchase Price under any circumstances, foreseen or unforeseen, now existing or hereafter arising.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

       The Stockholders, jointly and severally, represent and warrant to Buyer as follows:

       3.1 Organization and Authority of the Company and its Subsidiaries

           (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Hampshire, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Material Contracts. During the Lookback Period the Stockholders have not been Informed that the Company has failed to qualify to do business as a foreign corporation and is not in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The minute books of the Company contain the records of all meetings of the Stockholders, the board of directors, and any committees of the board of directors of the Company, and the stock certificate books and the stock record books of the Company are correct and complete. The Stockholders have delivered to Buyer true and complete copies of the Organizational Documents of the Company, as currently in effect.

           (b) The Company does not own, directly or indirectly, any shares of capital stock, partnership interests, limited liability company membership interests or other participation rights or other interests in the nature of an equity interest in any corporation, partnership, company, trust or other Person, or any option, warrant or other security convertible into or exchangeable for any of the foregoing, other than YBP Library Services, Inc., a New Hampshire corporation, YBP Media Ventures, Inc., a New Hampshire corporation (which is not included in the sale to Buyer), and Yankee Book Peddler Limited, a private limited company registered in England, doing business under the name "Lindsay & Howes," (individually a "Subsidiary" and collectively, the "Subsidiaries"). Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. During the Lookback Period the Stockholders have not been Informed that any Subsidiary has failed to qualify to do business as a foreign corporation and is not in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. No Stockholder has any Knowledge of any restrictions applicable to any Subsidiary that would hinder or delay the Contemplated Transactions. Stockholders have delivered to Buyer true and complete copies of the Organizational Documents of each Subsidiary, as currently in effect. In addition to the foregoing, YBP Media Ventures, Inc. owns some shares of Digimarc. Digimarc shall not be deemed a Subsidiary for the purposes of this Agreement, and Stockholders make no representations or warranties regarding Digimarc. Subject to Section 6.1(f), YBP Media Ventures, Inc. will be separated from the Company at or prior to the Closing, without any diminution in the Purchase Price.

       3.2 Authorization and Binding Obligation

       The execution, delivery and performance of this Agreement by Stockholders and the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and each Stockholder and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

       3.3 Capitalization

       The authorized equity securities of the Company consist of (i) 500 shares of Class A Stock, of which 171 shares are issued and outstanding, (ii) 100 shares of Class B Stock, of which 9 shares are issued and outstanding and (iii) 400 shares of preferred stock, $100 par value per share, (the "Preferred Stock") none of which are issued or outstanding. The ownership of the Company Shares and the shares of its Subsidiaries are set forth on Schedule 3.3. Except as set forth on Schedule 3.3, no legend or other reference to any purported Encumbrance or Stock Restriction appears upon any certificate representing equity securities of the Company or any of its Subsidiaries. All of the outstanding equity securities of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, convertible debt or securities, participation rights or other interests in the nature of an equity interest or any commitments, agreements or rights of any kind with respect to the capital stock of the Company or any of its Subsidiaries, as of the date hereof. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries have been issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, and has no Contract to acquire, any equity securities or other securities or participation rights of any Person or any direct or indirect equity or ownership interest in any other business except indirectly through short-term investments in money-market accounts and similar accounts, all of which are included in the Financial Statements.

       3.4 Absence of Conflicting Agreements; Consents

       Except for the consent of Fleet Bank-NH and as set forth on Schedule 3.4, the execution, delivery and performance by the Company and each Stockholder of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time or both): (a) do not require the Consent of any Person, including any Subsidiary; (b) will not conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or any Organizational Document of any Subsidiary, each as currently in effect; (c) will not conflict with, result in a breach of or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or Governmental Body; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of any Material Contract. Except as described in Schedule 3.4 and Section 5.6 of this Agreement, no consent, approval, permit, or authorization of, or declaration to, or filing with any Governmental Body or any other Person is required to permit Stockholders to transfer the Company Shares to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

       3.5 Compliance With Legal Requirements; Governmental Authorizations

              (a) Except as set forth on Schedule 3.5:

                    (i) During the Lookback Period the Stockholders have not been Informed that the Company or any Subsidiary is not, or has not been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                    (ii) During the Lookback Period the Stockholders have not been Informed that any event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (A) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply in any material respect with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature imposed by any Legal Requirement; and

                    (iii) During the Lookback Period the Stockholders have not been Informed that the Company or the Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential material violation of, or failure to comply in any material respect with, any Legal Requirement, or
(B) any actual, alleged or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature imposed by any Legal Requirement.

              (b) Schedule 3.5 contains a complete and accurate list of each Governmental Authorization that is held by the Company or any of its Subsidiaries. Schedule 3.5 also contains a complete and accurate list of each Governmental Authorization which, during the Lookback Period, the Company has been Informed (i) binds the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries, or (ii) is required to conduct the business and operations of the Company or any of its Subsidiaries as now conducted. Except as set forth in Schedule 3.5, each Governmental Authorization listed on Schedule 3.5 is valid and in effect.

           (c) Except as set forth on Schedule 3.5:

               (i) during the Lookback Period the Stockholders have not been Informed that the Company or any of its Subsidiaries is not, or has not been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
Schedule 3.5;

              (ii) during the Lookback Period the Stockholders have not been Informed that any event has occurred or circumstance exists that may (with or without notice or lapse of time, or both) (A) constitute or result directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 3.5, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization listed or required to be listed on Schedule 3.5;

              (iii) neither the Company nor any of its Subsidiaries has received during the Lookback Period any notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged or potential material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, alleged or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

              (iv) during the Lookback Period the Stockholders have not been Informed that any applications required to have been filed for the renewal of the Governmental Authorizations listed on Schedule 3.5 have not in all material respects been duly filed on a timely basis with the appropriate Governmental Bodies, or that any other filings required to have been made with respect to such Governmental Authorizations have not been duly made on a timely basis with the appropriate Governmental Bodies.

           (d) During the Lookback Period the Stockholders have not been Informed that the Governmental Authorizations listed on Schedule 3.5 do not collectively constitute all of the Governmental Authorizations necessary (a) to permit the Company and each of its Subsidiaries to lawfully conduct and operate its business in the manner it currently conducts and operates such business and
(b) to permit the Company and each of its Subsidiaries to own and use (in all material respects) its assets in the manner in which it currently owns and uses such assets.

       3.6 Real Property

       Schedule 3.6 contains a complete and accurate description of all Real Property and all Real Property Interests. With respect to each leasehold or subleasehold interest included in the Real Property Interests, so long as each of the Company and its Subsidiaries fulfills its obligations under the lease therefor, the Company or the applicable Subsidiary designated as lessee or sublessee has enforceable rights to occupy and use the premises so leased in the manner currently used, and, except as set forth in Schedule 3.6, other than mortgagees of record, no other Person holds any interest in the leased premises with the right to foreclose upon the Company's or any of its Subsidiaries' leasehold or subleasehold interest. With respect to all Real Property Interests owned in fee by the Company or its Subsidiaries, except as set forth in Schedule 3.6, the Company and each Subsidiary has good and marketable fee simple title to all owned Real Property on Schedule 3.6, free and clear of all liens, mortgages, pledges and Encumbrances other than for (i) real estate taxes not yet due and payable and (ii) easements, rights of way, mineral rights or other reservations, restrictions and Encumbrances, which are of record or which individually or in the aggregate do not materially and adversely affect or interfere with the use of such Real Property. The Company and its Subsidiaries have full legal and practical access to all of the Real Property. During the Lookback Period the Stockholders have not been Informed that any Real Property (including the improvements thereon) (a) are not in good condition and repair consistent with its present use, (b) are not available for immediate use in the conduct of the business of the Company and its Subsidiaries, and (c) do not comply with all applicable building or zoning codes and the regulations of any Governmental Body having jurisdiction over such Real Property.

       3.7 Tangible Personal Property

       Schedule 3.7 lists all items of Tangible Personal Property which are carried upon the books of the Company at an undepreciated value of $25,000 or more per item. Except as set forth on Schedule 3.7, with allowance for normal repairs, maintenance, wear and obsolescence, each item of Tangible Personal Property listed on Schedule 3.7 at a depreciated value greater than zero is in good operation condition and repair and is available for immediate use in the business of the Company or its Subsidiaries.

       3.8 Contracts

           (a) Schedule 3.8(a) contains a complete and accurate list, and the Stockholders have made available to Buyer true and complete copies (or written summaries in the case of oral arrangements), of the following currently effective contracts:

                 (i) each Contract that involves the performance of services or the delivery of goods or materials by the Company or any of its Subsidiaries for an amount or having a value in excess of $20,000, but not including Approval Plan Memoranda of Understanding;

                 (ii) each Contract that involves the performance of services for, or the delivery of goods or materials to the Company or any of its Subsidiaries for an amount or having a value in excess of $20,000;

                 (iii) each Contract that was not entered into in the Company's Ordinary Course of Business and that involves expenditures or receipts of the Company or any of its Subsidiaries in excess of $5,000;

                 (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000, or with terms of less than one year);

                 (v) each licensing agreement, sales agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property (other than licensing agreements normally accompanying software programs such as WordPerfect(TM) and Quicken(TM));

                 (vi) each currently effective Contract with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Company's or any of its Subsidiaries' Intangibles;

                 (vii) each collective bargaining Contract and each other Contract to or with any labor union or other employee representative of a group of employees;

                 (viii) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

                 (ix) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

                 (x) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                 (xi) each power of attorney that is currently effective and outstanding;

                 (xii) each Contract entered into other than in the Company's Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for special, consequential or indirect Damages which may exceed $5,000;

                 (xiii) each Contract for capital expenditures in excess of $20,000;

                 (xiv) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the Company's or any of its Subsidiaries' Ordinary Course of Business; and

                 (xv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.8(a) sets forth the subject matter of such Contracts, the parties to such Contracts, and (if ascertainable) the amount of the remaining commitment of the Company and each of its Subsidiaries under such Contracts.

           (b) Except as set forth on Schedule 3.8(b):

                 (i) no Stockholder (and no Related Person of any Stockholder) has or may acquire any rights under, and no Stockholder has or may become subject to any obligation or liability under, any Contract; and

                 (ii) During the Lookback Period, the Stockholders have not been Informed that any officer, director, agent, employee, consultant or contractor of the Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) compete with the Company or any of its Subsidiaries or otherwise engage in or continue any conduct, activity or practice directly relating to such Person's involvement with the business of the Company or any of its Subsidiaries, or (B) assign to the Company or any of its Subsidiaries or to any other Person any rights to any invention, improvement or discovery.

           (c) Except as set forth on Schedule 3.8(c), during the Lookback Period, the Stockholders have not been Informed that any Contract identified on
Schedule 3.8(a) or Schedule 3.8(b), is not in full force and effect and, during the Lookback Period, the Stockholders have not been Informed that any such Contract is not valid and enforceable in all material respects in accordance with its terms.

           (d) Except as set forth on Schedule 3.8(d):

                 (i) during the Lookback Period, the Stockholders have not been Informed that the Company is not, or at any times has not been, in compliance in all material respects with all applicable terms and requirements of each Contract on Schedule 3.8(a) or Schedule 3.8(b) (each, a "Material Contract") under which the Company or any of its Subsidiaries has or had any obligation or liability or by which the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries is or was bound;

                 (ii) during the Lookback Period, the Stockholders have not been Informed that any other Person that has or had any obligation or liability under any Material Contract under which the Company or any of its Subsidiaries has or had any rights is not, or at any times has not been, in compliance in all material respects with the terms and requirements of such Contract;

                 (iii) during the Lookback Period, the Stockholders have not been Informed that any event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a material violation or breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; and

                 (iv) during the Lookback Period, the Stockholders have not been Informed that either the Company or any of its Subsidiaries has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged or potential material violation or breach of, or default under, any Material Contract.

       3.9 Customers, Distributors And Suppliers

       Schedule 3.9 sets forth the approximate aggregate amount of sales by the Company and each Subsidiary from July 1, 1998 to March 31, 1999, and the name of any customer, outside sales representative or distributor (whether pursuant to a commission, royalty or other arrangement) which accounted for more than 5% of the sales of the Company and its Subsidiaries for the nine months ended March 31, 1999 (the "Customers"). Schedule 3.9 lists all of the suppliers of the Company and its Subsidiaries to whom during the nine months ended March 31, 1999 the Company or any of its Subsidiaries made payments aggregating $200,000 or more, showing, with respect to each, the name, address and approximate dollar volume involved for such period (the "Suppliers). Schedule 3.9(a) lists the top 250 Customer accounts by sales in the nine months ending March 31, 1999 and a comparison of those sales with the sales to those accounts in the nine months ending March 31, 1998. Except as set forth on Schedule 3.9 (b), the Stockholders have not been Informed that any of those Customer accounts have, or intend to, terminate doing business with the Company. Except as set forth on Schedule 3.9(c), since March 31, 1999, no Supplier has canceled, materially modified or otherwise notified the Company or any of its Subsidiaries of the termination of its relationship with the Company or any of its Subsidiaries, or has during the last twelve months decreased materially its services, supplies or materials to the Company or any of its Subsidiaries, nor have the Stockholders been Informed that any Supplier has any plan or intention to do any of the foregoing. As used in this Section 3.9, price changes and discount changes in the ordinary course of business shall not be considered material modifications.

       3.10 Intangibles

       Schedule 3.10 is a true and complete list of all Intangibles. To the Knowledge of the Stockholders, the Intangibles constitute all copyrights, trademarks, trade names, service marks, service names, licenses and patents that are required to conduct lawfully the business and operations of the Company and its Subsidiaries as now conducted. Except as set forth on Schedule 3.10, during the Lookback Period the Stockholders have not been Informed that any of the Intangibles are not valid and in good standing and uncontested. The Stockholders have made available to Buyer copies of all documents in the possession of the Company establishing or evidencing the Intangibles listed on Schedule 3.10. Except as set forth on Schedule 3.10, during the Lookback Period neither the Company nor any Stockholder has received any notice or demand alleging that the Company is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person, and there is no claim or action pending or, to the knowledge of the Company or any Stockholder, Threatened with respect thereto. Except as set forth on Schedule 3.10, during the Lookback Period the Stockholders have not been Informed that any of the Intangibles will not be available for use by the Company on identical terms and conditions immediately subsequent to the Closing. During the Lookback Period the Stockholders have not been Informed that the Company has not taken all necessary action to maintain and protect each of the Intangibles. Without expanding the representations set forth in the rest of this Section 3.10, Stockholders do not represent that all intellectual property which is eligible therefor has been copyrighted, registered or patented or represent that any pending application therefor will be granted.

       3.11 Title to Properties

       Except as disclosed in Schedule 3.11, the Company has good and marketable title to all personal property used in the conduct of its business or shown on the balance sheet included in the Financial Statements, free and clear of all liens, mortgages, pledges and Encumbrances other than for (i) taxes not yet due and payable and (ii) Encumbrances, which are of record or which individually or in the aggregate do not materially and adversely affect or interfere with the use of such personal property.

       3.12 Financial Statements

       Stockholders have delivered to Buyer audited financial statements for the year ending June 30, 1998 and un-audited interim internal financial statements for the nine months ending March 31, 1999 (which statements are hereinafter referred to as the "Financial Statements"). Such Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements. The June 30, 1998 Financial Statements have been prepared in accordance with GAAP. The March 31, 1999 interim financial statements have been prepared in accordance with the accounting principles consistently applied by the Company, and are subject to normal recurring year-end adjustments (the effect of which will not, except as set forth in Schedule 3.12, individually or in the aggregate, be significantly more adverse than in prior years) and the absence of notes (that, if presented, would not differ materially from those included in the other Financial Statements). It is expressly agreed between Buyer and Stockholders that the adjustments, corrections, changes, revisions and errors mistakes and omissions set forth on Schedule 4.7, or the application of the principles used to derive them, shall not render the representations and warranties contained in this Section 3.12 false.

       3.13 Conduct of Business in Ordinary Course

       Since March 31, 1999, except as disclosed in Schedule 3.13, the Company and each Subsidiary has conducted its business only in the Ordinary Course of Business and has not:

            (a) suffered any material adverse change in the business, assets, properties, financial condition, results of operations or business prospects of the Company or any of its Subsidiaries, including any damage, destruction or loss materially affecting any assets used or useful in the conduct of the business of the Company or any of its Subsidiaries;

            (b) made or promised any material increase in compensation payable or to become payable to any Employee, or any bonus payment made or promised to any Employee, or established, materially amended or terminated any personnel policy, Welfare Plan, Pension Plan, or Benefit Arrangement (as such terms are defined in Section 3.19;

            (c) entered into, established or amended any agreement for personal services with an Employee for a term of more than one year or for compensation in excess of $50,000;

            (d) agreed to recognize any labor union as the representative of any of the Employees for purposes of collective bargaining or agreed to enter into any collective bargaining agreement;

            (e) made any sale, assignment, lease or other transfer of assets other than in the normal and usual course of business with suitable replacements being obtained therefor;

            (f) canceled any material debts owed to or claims held by the Company or any of its Subsidiaries;

            (g) made any changes in the Company's accounting practices;

            (h) made any amendments to the Company's Certificate of Incorporation or Bylaws;

            (i) suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable;

            (j) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise or similar right, or modified any existing right;

            (k) made any capital expenditure (or series of related capital expenditures) involving more than $25,000;

            (l) issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

            (m) materially delayed or postponed the payment of any accounts payable other than the normal aging of accounts payable in the Ordinary Course of Business;

            (n) made any loan to, or entered into any other transaction with, any of its directors, officers or employees involving more than $5,000 with respect to any such transaction or more than $50,000 with respect to all such transactions; or

            (o) paid any dividend or made any other distribution or payment in respect of, or effected any subdivision, consolidation, redemption, reclassification, purchase or other recapitalization of, the capital stock of the Company, or declared or authorized any of the foregoing.

       3.14 Products and Services

       Except as set forth on Schedule 3.14, and except for claims that have been resolved prior to the date of this Agreement, during the Lookback Period the Stockholders have not been Informed that any products and services sold or delivered by the Company or any of its Subsidiaries have not been in material conformity with all applicable contractual commitments and all express and implied warranties, or that the Company nor any Subsidiary has any liability for replacement or repair thereof or other Damages in connection therewith, other than as described on Schedule 3.14. During the Lookback Period the Stockholders have not been Informed that any products and services sold or delivered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, as described on
Schedule 3.14. To the Knowledge of the Stockholders, neither the Company nor any of its Subsidiaries has any liability arising out of any injury to individuals or property as a result of any products or services sold or delivered by the Company or any of its Subsidiaries.

       3.15 Accounts Receivable

       Except as set forth in Schedule 3.15, all accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business. Except for certain accounts receivable described on
Schedule 3.15, all accounts receivable reflected on the Company's balance sheets are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof, net of doubtful accounts, and are not subject to any setoffs or counterclaims. Any prepayments of revenue received by the Company have been treated as a reduction of the Company's accounts receivable or are included in liabilities on the Company's Financial Statements.

       3.16 Taxes

            (a) Except for federal income tax returns for the year ending December 31, 1998 and New Hampshire business profits tax and business enterprise tax returns for the year ending December 31, 1998, all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and Stockholders have delivered to Buyer true and complete copies of all of the Tax Returns of the Company and its Subsidiaries requested by Buyer. During the Lookback Period the Stockholders have not been informed that any such Tax Returns were not correct and complete in all material respects when filed. No unresolved claim has ever been made by a Governmental Body in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (b) Except for federal income taxes for the year ending December 31, 1998 and New Hampshire business profits tax and business enterprise taxes for the year ending December 31, 1998, all Taxes for which the Company and each Subsidiary is liable that are due and payable or required to be withheld on or before the Closing Date without regard to any extensions (other than such Taxes that are being contested or protested in good faith by appropriate Proceedings and for which a reserve or other appropriate provision as required in conformity with generally accepted accounting principles has been made in the Financial Statements of the Company), whether or not arising under the Tax Returns referred to in Section 3.16(a), have been or will be paid or withheld in full on or before the Closing Date. The balance sheet included in the Financial Statements reflects a reserve reasonable under GAAP for all unpaid Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such statements. The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c) Neither the Company nor any of its Affiliates has waived or been requested to waive any statute of limitations in respect of Taxes of the Company or any of its Subsidiaries or agreed to any extension of time with respect to an assessment or deficiency with respect to Taxes of the Company or any of its Subsidiaries.

            (d) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns referred to in
Section 3.16(a) and all material deficiencies asserted or assessments made as a result of any examinations by taxing authorities have been paid in full. No Stockholder expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Company or any of its Subsidiaries either (1) claimed or raised by any authority in writing or (2) as to which any Stockholder has been Informed.

            (e) During the Lookback Period the Stockholders have not been Informed that the Company or any Subsidiary has any liability for Taxes, whether currently due or deferred, of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise. Other than the consolidated federal income Tax Returns filed by the Company, neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return.

            (f) No consent under Section 341(f) of the Code concerning collapsible corporations has ever been filed with respect to the Company or any of its Subsidiaries. During the Lookback Period the Stockholders have not been Informed that the Company or any Subsidiary will be required to include any amount in its income or exclude any amount from its deductions in any taxable period ending after the Closing Date by reason of a change in method of accounting or use of the installment method of accounting in any period ending on or prior to the Closing Date. Neither the Company nor any Subsidiary is or has been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Other than the payments to Gary Shirk in exchange for his Class B Common Stock in the Company, neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

            (g) Schedule 3.16 sets forth the following information as of March 31, 1999: (1) the tax basis of the Company and its Subsidiaries in its assets,
(2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or any of its Subsidiaries, and (3) all federal, state and local tax elections in effect for the Company or any of its Subsidiaries.

       3.17 Bank Accounts; Powers of Attorney

       Schedule 3.17 contains a correct and complete list of all accounts or deposits of the Company and its Subsidiaries with banks or other financial institutions, safe deposit boxes of the

Company and its Subsidiaries, persons authorized to sign or otherwise act with respect thereto as of the date of this Agreement, and powers of attorney for the Company and its Subsidiaries.

       3.18 Insurance

       Schedule 3.18 is a true and complete list of all insurance policies of the Company and its Subsidiaries. During the Lookback Period the Stockholders have not been Informed that any policies of insurance listed in Schedule 3.18 are not in full force and effect. During the Lookback Period, no insurance policy of the Company or any Subsidiary has been canceled by the insurer and no application of the Company or any Subsidiary for insurance has been rejected by any insurer.

       3.19 Personnel and Employee Benefits

            (a) Employees and Compensation. Schedule 3.19 contains a true and complete list of all employees of the Company and each Subsidiary and all persons performing personal services for the Company or any Subsidiary under the direction and control of the Company or any of its Subsidiaries and which are retained as independent contractors by the Company or any Subsidiary (collectively, the "Employees"), annotated to indicate which Employees, if any, are on leave of absence or otherwise not actively employed. Schedule 3.19 also contains a description of all compensation arrangements affecting any Employees, including any:

                 (1) "Employee welfare benefit plan," as defined in Section 3(1) of ERISA, that is maintained or administered by the Company or any trade or business under common control with the Company within the meaning of Sections 414(b), (c), (m), or (o) of the Code ("ERISA Affiliate"), or to which the Company or any ERISA Affiliate contributes or is required to contribute (a "Welfare Plan");

                 (2) "Employee pension benefit plan," as defined in Section 3(2) of ERISA that is maintained or administered by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or is required to contribute (a "Pension Plan");

                 (3) Employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for bonuses, incentive compensation, severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation and sick leave benefits, or retirement benefits or for deferred compensation, profit-sharing, stock options, stock appreciation rights, stock purchases, or other forms of compensation or benefits in excess of base salary, hourly wages, and overtime, that (A) is not a Welfare Plan or Pension Plan, and (B) is entered into, maintained, contributed to, or required to be contributed to by the Company or an ERISA Affiliate or under which the Company or an ERISA Affiliate has any liability (collectively, "Benefit Arrangements").

            (b) Pension Plans. Except as disclosed on Schedule 3.19, neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to any Pension Plan. During the Lookback Period the Stockholders have not been Informed that any Pension Plan disclosed on Schedule 3.19 does not comply currently and has not been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any statutes, order, rules, and regulations that are applicable to such plans, including ERISA and the Code. Each Pension Plan that is intended to be tax-qualified under Code Section 401(a) is the subject of a favorable determination letter, and no amendment to such Pension Plan that is not the subject of a favorable determination letter would affect the validity of such letter. Neither the Company nor any ERISA Affiliate knows or has reason to know that any Pension Plan is subject to any governmental audit or examination, or that the Company, any ERISA Affiliate, or any fiduciary of a Pension Plan is subject to any action, suit or claim with respect to any Pension Plan (other than a routine claim for benefits). Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or been required to contribute to any Pension Plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code.

            (c) Welfare Plans. During the Lookback Period the Stockholders have not been Informed that any Welfare Plan does not comply currently and has not been maintained in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Welfare Plan that provides health or death benefits to former employees of the Company or any ERISA Affiliate other than as required by
Section 4980B of the Code. Neither the Company nor any ERISA Affiliate knows or has reason to know that any Welfare Plan is subject to any governmental audit or examination, or that the Company, any ERISA Affiliate or any fiduciary of a Welfare Plan is subject to any action, suit or claim with respect to any Welfare Plan (other than a routine claim for benefits). With respect to each Welfare Plan that provides disability benefits, neither the Company nor any ERISA Affiliate knows of any participant in such plan who has become disabled and is receiving or is in the waiting period to become eligible to receive disability benefits thereunder.

            (d) Benefit Arrangements. During the Lookback Period the Stockholders have not been Informed that any Benefit Arrangement has not been maintained in substantial compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. Schedule 3.19 contains a true and complete list of all personal service contracts with Employees. The Company has no written or oral contract prohibiting the immediate termination of any Employee without cause. Neither the Company nor any ERISA Affiliate knows or has reason to know that any Benefit Arrangement is subject to any governmental audit or examination, or that the Company, any ERISA Affiliate or any fiduciary of any Benefit Arrangement is subject to any action, suit, or claim with respect to any Benefit Arrangement (other than a routine claim for benefits).

            (e) Multiemployer Plans. Neither the Company nor any ERISA Affiliate has at any time contributed to or been required to contribute to any "multiemployer pension plan" as defined in Sections 3(37) and 4001 of ERISA (a "Multiemployer Plan") or at any time been a "substantial employer" as defined in
Section 4001 of ERISA. Neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA. Neither the Company nor any ERISA Affiliate has engaged in any transaction that could subject the Company or any ERISA Affiliate to any liability under Section 4069 or 4212 of ERISA. The transactions contemplated by this Agreement will not subject the Company or any ERISA Affiliate to any liability under Section 4069 or 4212 of ERISA.

            (f) Delivery of Copies of Relevant Documents and Other Information. Stockholders have delivered true and complete copies of each of the following documents to Buyer:

                 (1) Each currently effective Welfare Plan (and, if applicable, related trust agreements, insurance contracts, annuity contracts or other funding vehicles) and all amendments thereto, and written descriptions thereof that have been distributed to Employees (including summary plan descriptions and summaries of material modifications);

                 (2) Each currently effective Pension Plan (and, if applicable, related trust agreements, insurance contracts, annuity contracts or other funding vehicles) and all amendments thereto, and written descriptions thereof that have been distributed to Employees (including summary plan descriptions and summaries of material modifications), as well as any determination letters from the Internal Revenue Service;

                 (3) Each currently effective Benefit Arrangement and written descriptions thereof that have been distributed to Employees (including descriptions of the number and level of employees covered thereby), any employee handbooks or similar personnel policies (including a description of any unwritten employment policies) and all personal service contracts with Employees; and

                 (4) For each of the Welfare Plans or Pension Plans, for the immediately preceding three plan years, (A) the Forms 5500 series (including all attachments or any prospective Employee or any entity (including any union or Governmental Body) claiming to represent any Employee or prospective Employee and schedules thereto) filed with the Internal Revenue Service, (B) the summary annual reports, and (C) any other governmental filings.


            (g) Labor Relations. Except as set forth in the Schedules to Section 3.8, and except for employment at will contracts with employees of the Company or its Subsidiaries, and except for contracts in employee handbooks or personnel policies, the Company is not a party to or subject to any written or oral employment agreement with any Employee. During the Lookback Period the Stockholders have not been Informed that the Company has not complied in all material respects with all laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply with any such laws, rules or regulations that have not been resolved prior to the date of this Agreement. There are no pending nor have the Company or the Stockholders been Informed of any Threatened, challenges, investigations or disputes regarding any alleged misclassification of workers as independent contractors. Except as disclosed on
Schedule 3.19, no Proceedings or material disputes are pending nor have the Company or the Stockholders been informed of any Threatened, between the Company and any Employee (singly or collectively) or any prospective Employee or any entity (including any union or Governmental Body) claiming to represent any Employee or prospective Employee. The Company is not a party to or subject to any collective bargaining agreement. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Company. To the knowledge of the Company and each Stockholder, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to represent any of the employees of the Company or to request a National Labor Relations Board certification election with respect to any Employees.

            (h) Accelerated Benefits. Except as specifically disclosed in
Schedule 3.19, neither the execution and delivery of this Agreement nor the sale of the Company Shares to Buyer, alone or in conjunction with another event, including but not limited to, a termination of any Employee's services for the Company, will (1) result in any payment (including severance pay), or (2) result in the acceleration of vesting of any benefit or payment under any Welfare Plan, Pension Plan or Benefit Arrangement, or (3) materially increase any benefits otherwise payable under any Welfare Plan, Pension Plan or Benefit Arrangement, or (4) result in any restriction or limitation on the assets of any Welfare Plan, Pension Plan or Benefit Arrangement or require the transfer of assets from the Company to any funding vehicle or create any funding obligation for the Company, or (5) result in the forgiveness of any loan; and in any event, any such benefit or event disclosed in Schedule 3.19 will, when paid or recognized, be fully deductible under the Code, including Sections 162, 280G, and 404 of the Code.

       3.20 Claims and Legal Actions

       Except as disclosed on Schedule 3.20, there is no claim, legal action, counterclaim, suit, arbitration or other legal, administrative or tax Proceeding, nor any order, decree or judgment, in progress or pending, nor have the Stockholders been Informed of any Threatened, against or relating to the Company or any of its Subsidiaries, the Assets or the business of the Company or any of its Subsidiaries.

       3.21 Environmental Matters

            (a) During the Lookback Period the Stockholders have not been Informed that the Company or any Subsidiary has not complied in all material respects with all laws, rules and regulations of all Governmental Bodies (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, or that any charge, complaint, action, suit, Proceeding, hearing, claim, demand or notice has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any such law, rule or regulation.

            (b) During the Lookback Period the Stockholders have not been Informed that the Company or any Subsidiary has liability (or that there is any reasonable basis related to the Company's or any Subsidiary's past or present operations or properties for any claim against the Company or any of its Subsidiaries giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act, the Emergency Planning and Community Right-to-Know Act or the Occupational Safety and Health Act (each as amended) or any other law, rule, or regulation of any Governmental Body concerning release or Threatened release of hazardous substances, public health and safety, pollution, protection of the environment or employee health and safety.

            (c) During the Lookback Period the Stockholders have not been Informed that the Company or any Subsidiary has liability ( or that the Company or any Subsidiary has handled any substance or owned or operated any property in any manner that could reasonably be expected to give rise to any such liability) for damage to any site, location or body of water (surface of subsurface) or for illness or personal injury.

            (d) During the Lookback Period the Stockholders have not been Informed that any properties or equipment of the Company or any Subsidiary are not or have not been free of asbestos and asbestos-related products, PCB's, and other hazardous or toxic substances that are subject to regulation under any law, rule or regulation of any Governmental Body concerning the release or Threatened release of hazardous substances, public health and safety, pollution or protection of the environment.

       3.22 Exchange Act: Investment Company Act

       No securities of the Company or any of its Subsidiaries are required to be registered under Section 12 of the Exchange Act. Neither the Company nor any Subsidiary is an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

       3.23 Transactions with Affiliates

       Except for the Subsidiaries or as set forth on Schedule 3.23, no Stockholder or any Related Person of any Stockholder or of the Company has had any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company's or any Subsidiary's businesses and operations. Except for the Subsidiaries or as set forth on Schedule 3.23, no Stockholder or any Related Person of any Stockholder or of the Company is the owner of or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company or any of its Subsidiaries except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for the Subsidiaries or as set forth on Schedule 3.23, no Stockholder or any Related Person of any Stockholder or of the Company or any of its Subsidiaries is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries.

       3.24 Broker

       None of the Company or any of its Subsidiaries, any Stockholder, or any Person acting on behalf of the Company or any of its Subsidiaries or any Stockholder has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

       3.25 Full Disclosure

       No representation or warranty made by the Company or any Stockholder in this Agreement or in any certificate, document or other instrument furnished or to be furnished by the Company or any Stockholder pursuant to this Agreement is knowingly false when made or negligently made, or knowingly omits to state any material fact that is required to make any statement made herein or therein not misleading

       3.26 List of Directors and Officers

       Schedule 3.26 contains a true and complete list of all current directors and officers of the Company and each Subsidiary. In addition, Schedule 3.26 contains a list of all managers, employees and persons performing personal services for the Company or any Subsidiary under the direction and control of the Company or any of its Subsidiaries and which are retained as independent contractors of the Company and each Subsidiary who, individually, are scheduled to receive compensation from the Company for the fiscal year ending June 30, 1999, in excess of $50,000. In each case such listing includes the current job title and current aggregate annual compensation of each such individual.

       3.27 Transfer of Company Shares

       The Stockholders have not been Informed that, other than the Company, any holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

       3.28 Stock Repurchase

       Except as set forth on Schedule 3.28, the Company has not redeemed or repurchased any of its capital stock.

       3.29 No Indebtedness Between Stockholder/Company

       Except as set forth on Schedule 3.29, no Stockholder has any outstanding indebtedness for borrowed monies, directly, or indirectly through such Stockholder's Related Persons, to the Company or any of its Subsidiaries as of the date hereof; and neither the Company nor any Subsidiary has any outstanding indebtedness for borrowed monies or, except in their capacity as an employee or director, if any, any financial or employment obligations or liability of any kind as of the date hereof to any Stockholder or any Related Person of such Stockholder.

       3.30 Year 2000 Compliance

       The Stockholders have been Informed by J.D. Edwards that that the Company's information technology (including without limitation all of the computer hardware and software owned, leased or used by the Company in the ordinary course of the business and operations of the Company) (the "Information Technology") provided by J.D. Edwards to the Company is Year 2000 Compliant. Furthermore, the Company has a Year 2000 plan intended by the Company to cause the Information Technology employed by the Company to be Year 2000

Compliant on or prior to December 31, 1999, or to reduce the loss to be suffered by the Company in the event that the Information Technology is not Year 2000 Compliant. For purposes of this Section 3.30, "Year 2000 Compliant" means, with respect to Company's information technology, that the information technology is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired by Buyer hereunder, properly exchanges date/time data with it.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to each Stockholder as follows:

       4.1 Organization and Authority

       Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted, and to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.

       4.2 Authorization and Binding Obligation

       The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

       4.3 Absence of Conflicting Agreements; Consents

       The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, each as currently in effect; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or Governmental Body; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound. Except as described in Section 5.6 of this Agreement, no consent, approval, permit, or authorization of, or declaration to, or filing with any Governmental Body or any other Person is required to permit Buyer to acquire the Company Shares from Stockholders or otherwise to consummate the transactions contemplated by this Agreement

       4.4 Broker

       Neither Buyer nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

       4.5 Investment Purpose; Investment Company

       Buyer is acquiring the Company Shares for investment for its own account and not with a view to the sale or distribution of any part thereof. Buyer is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

       4.6 Full Disclosure

       No representation or warranty made by the Buyer in this Agreement or in any certificate, document or other instrument furnished or to be furnished by the Buyer pursuant to this Agreement is knowingly false when made or negligently made, or knowingly omits to state any material fact that is required to make any statement made herein or therein not misleading.

       4.7 Financial Statements

       Attached as Schedule 4.7 is a complete list of (a) all errors, mistakes and omissions, and recommended adjustments, corrections, changes and revisions in or to the Financial Statements of which Buyer has been advised by any Person, including, but not limited to, Arthur Anderson, and (b) all adjustments, corrections, changes and revisions to the Financial Statements, or the June 30, 1999 financial statement, which Buyer had planned to make prior to the date of this Agreement.

                                   ARTICLE 5

                        SPECIAL COVENANTS AND AGREEMENTS

       5.1 Risk of Loss

       Buyer shall not assume the risk of any loss, damage, impairment, confiscation or condemnation of any of the assets of the Company from any cause whatsoever prior to the Closing. The Buyer shall not be obligated to close if the Assets are materially damaged on or prior to the Closing Date.

       5.2 Confidentiality

       Except as necessary for the consummation of the transactions contemplated by this Agreement, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement (the "Confidential Information"). Each party shall use the Confidential Information only for the purpose of implementing this Agreement, and shall, within their respective organizations, take reasonable steps to insure that the Confidential Information is not disclosed to any director, officer, employee or consultant who does not need to know the Confidential Information in order to implement this Agreement. If this Agreement is terminated, for any reason, foreseen or unforeseen, now existing or hereafter arising, including, but not limited to, breach of the Agreement by the other party, each party immediately will return to the other party or destroy all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement and all copies and summaries thereof, and immediately will certify in writing to the other party such return or destruction. This Section shall survive the termination of this Agreement.

       5.3 Cooperation

       Buyer and the Stockholders shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Stockholders shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement.

       5.4 Tax Matters

       The following provisions shall govern the allocation of responsibility between Buyer and Stockholders for certain tax matters following the Closing
Date:

           (a) Tax Periods Ending on or Before the Closing Date. At the expense of the Company or Buyer as Buyer shall elect, Stockholders shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns, which are acceptable to the Buyer, for the Company for all tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Stockholders shall permit Buyer to review and comment on each such Tax Return prior to filing. The Taxes of the Company with respect to such periods shall be paid by Buyer or the Company as Buyer shall elect, and shall not be reimbursed to either by the Stockholders.

           (b) Tax Periods Beginning Before and Ending After the Closing Date. At the expense of the Company or Buyer as Buyer shall elect, Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit a representative of the Stockholders to review and comment on each such Tax Return prior to filing. The Taxes of the Company with respect to such periods shall be paid by Buyer or the Company as Buyer shall elect, and shall not be reimbursed to either by the Stockholders.

            (c) Cooperation on Tax Matters.

                 (1) Buyer, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.4 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records in lieu of destruction or discarding.

                 (2) Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                 (3) Buyer and the Stockholders further agree, upon request, to provide the other party with all information that such other party may be required to report pursuant to Section 6043 of the Code and all regulations promulgated thereunder.

            (d) Tax Sharing Agreements. To the extent permitted by law and contract, all tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

            (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Buyer when due, and Buyer will, at Buyer's own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Stockholders will join in the execution of any such Tax Returns and other documentation.

       5.5 Employment Agreements

       As a material inducement to Buyer's purchase of the Company Shares, John
R. Secor, Glen M. Secor and Gary R. Shirk ( the "Key Executives") will each enter into an Employment Agreement with Buyer or, at Buyer's option, with the Company, each in a form mutually acceptable to the Buyer and each such Key Executive (collectively, the "Employment Agreements"). The performance or not of the Employment Agreements after the Closing shall have no effect upon this Agreement. Without limiting the generality of the immediately preceding sentence, breach of any or all of the Employment Agreements, shall not subject Buyer or Stockholders to liability under this Agreement.

       5.6 Antitrust Laws Compliance

       If it is determined that a filing is required, with respect to the transactions contemplated by this Agreement, under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Company, the Stockholders and the Buyer shall each make such filings as are required under the HSR Act. The Company, the Stockholders and the Buyer shall each pay only the fee charged that filer, if any, by the applicable regulations of any Governmental Body in connection with the filings required by the HSR Act, and shall not be required to contribute to any other party's costs or fees. The obligations of the parties to this Agreement are subject to the expiration of any waiting periods (including any extensions of time occasioned by requests by the Federal Trade Commission or the Department of Justice for further information about the transactions) applicable to the Contemplated Transactions under the HSR Act. The Closing shall not take place until such waiting periods (including any extensions thereof) have expired without the Federal Trade Commission or the Department of Justice having indicated to any party to this Agreement an intention to initiate proceedings or having initiated proceedings which look to preventing the Contemplated Transactions. The Company, the Stockholders and Buyer shall make, or cause to be made, all filings required under the HSR Act in order to consummate the Contemplated Transactions. If the Federal Trade Commission or the Department of Justice requests additional information from the Company, the Stockholders or Buyer or imposes any condition upon the Contemplated Transactions, the Company, the Stockholders and Buyer will use their commercially reasonable best efforts to cooperate with the Federal Trade Commission and the Justice Department.

       5.7 No Issuance of Additional Capital Stock

       No signatory to this Agreement shall permit, or vote to cause, any additional Class A Stock, Class B Stock, Preferred Stock or any other class of capital stock to be issued by the Board of Directors of the Company without the prior written consent of the Buyer.

       5.8 Release of Personal Guaranties

       Buyer will sign such documents and pledge such assets and give such guaranties as are necessary to cause the release of Stockholders from any and all obligations they may have on the debt of the Company set forth on Schedule
5.8 (other than obligations resulting from a breach or other failure to perform the related underlying agreements by any Stockholder).

       5.9 Yankee Rights Management

       Notwithstanding anything else in this Agreement, Stockholders are not selling and the Buyer is not assuming any liabilities relating to, and the Purchase Price does not include, the assets related to, and the business of, Yankee Rights Management. The assets and liabilities listed on Schedule 5.9 are not to be transferred to or assumed by Buyer, but shall remain the property of and the responsibility of Stockholders or their designee. Stockholders shall indemnify the Buyer and the Company for any and all liabilities arising from the Yankee Rights

Management. The Stockholders have not made, and do not make, any covenant not to compete with Buyer with respect to the Yankee Rights Management business. Without limiting the generality of the immediately preceding sentence, Stockholders may use the name Yankee, but may not use the name Yankee Book Peddler or any trademarks, tradenames, logos or other similar identification that would, in any way, imply that Yankee Rights Management is affiliated with the Company. The Stockholders further agree to license the Yankee Rights Management technology to the Company at a rate not in excess of the rate charged any other comparable licensee upon terms and conditions reasonably satisfactory to the Buyer and the Stockholders.

                                   ARTICLE 6

               CONDITIONS TO OBLIGATIONS OF BUYER AND STOCKHOLDER

       6.1 Conditions to Obligations of Buyer

       All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

           (a) Representations and Warranties. All representations and warranties of Stockholders and the Company contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time. The Stockholders and the Company shall have performed and shall be in compliance with all the applicable terms and provisions of this Agreement on and as of the Closing Date. On the Closing Date, the Stockholders shall deliver to the Buyer a certificate, dated as of the Closing Date and signed by an executive officer of the Company certifying compliance with the conditions of this Section 6.1(a).

           (b) Covenants and Conditions. Stockholders and the Company shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

           (c) Consents. All Consents shall have been obtained and delivered to Buyer (other than any Consent required under any Contract listed on Schedule
3.8 that is not a Material Contract) without any material adverse change in the terms or conditions of any Contract or License resulting from such Consent.

           (d) Governmental Authorizations. There shall not have been any modification, revocation or non-renewal of any License that could have a material adverse effect on the Company or the conduct of its business or operations. All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated hereby shall have expired or been terminated without the commencement of any action by an appropriate Governmental Body to restrain or postpone any Contemplated Transaction.

           (e) Tax, Lien, and Judgment Searches. Buyer's reports of searches, if any, for tax, lien and judgment filings in the Secretary of State's records of the State of New Hampshire and in the records of Merrimack County, New Hampshire, and the Town of Hopkinton, New Hampshire, shall fail to disclose any judgment, lien or tax filings not present on the date of this Agreement, such searches having been made no earlier than 30 days prior to the Closing Date.

            (f) YBP Media Ventures, Inc. Buyer shall have reviewed and reasonably accepted the transaction whereby YBP Media Ventures, Inc. has been separated from the Company.

            (g) Board of Directors. Heidi J. Coen, Glen M. Secor and John R. Secor shall resign as members of the Board of Directors effective as of the Closing Date.

            (h) Personal Guaranty. The Buyer shall have received a Personal Guaranty, in the form attached hereto as Exhibit 6.1(h), (the "Personal Guaranty") from John R. Secor, Glen M. Secor, Heidi J. Coen and Traci L. Britten.

            (i) Schedules. The Schedules and Exhibits to be delivered in accordance with the terms and conditions of this Agreement shall have been received by Buyer and shall be satisfactory to Buyer in its sole discretion.

            (j) The Deliveries. Stockholders shall have made or stand willing to make all the deliveries to Buyer described in Section 7.2.

        6.2 Conditions to Obligations of Stockholders

        All obligations of the Stockholders at the Closing hereunder are subject at Stockholders' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

            (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time. The Buyer shall have performed and shall be in compliance with all the applicable terms and provisions of this Agreement on and as of the Closing Date. On the Closing Date, the Buyer shall deliver a certificate, dated as of the Closing Date and signed by an executive officer of the Buyer certifying compliance with the conditions of this Section 6.2(a).

            (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            (c) Governmental Authorizations. All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated hereby shall have expired or been terminated without the commencement of any action by an appropriate Governmental Body to restrain or postpone any Contemplated Transaction.

            (d) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 7.3.

            (e) YBP Media Ventures, Inc. YBP Media Ventures, Inc. shall have been separated from the Company in a tax free manner reasonably acceptable to Stockholders on or prior to June 30, 1999, otherwise this Section 6.2(e) shall be of no further force or effect.

                                   ARTICLE 7

                         CLOSING AND CLOSING DELIVERIES

       7.1 Closing

           (a) Closing Date. Except as otherwise agreed to by Buyer and Stockholders, the Closing shall take place at 10:00 a.m. on June 30, 1999, if the conditions precedent set forth in Article 6 shall have been satisfied or waived by the party entitled to the benefit thereof.

           (b) Closing Place. The Closing shall be held at the offices of the Company, or any other place that is mutually agreed upon by Buyer and the Stockholders.

           (c) Deemed Effective Date. In the event that the Closing occurs on June 30, 1999, the Closing shall be deemed to have occurred at 11:59 p.m. EST, or such other time as the parties may mutually agree.

       7.2 Deliveries by Stockholders

       Prior to or on the Closing Date, the Stockholders shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

           (a) Company Shares. Certificates representing all of the Company Shares, which shall be either duly endorsed or accompanied by assignment documents duly executed in favor of Buyer, without any warranties or representations or covenants other than those contained within this Agreement;

           (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed by each Stockholder, certifying (1) that the representations and warranties of the Stockholders and the Company contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date and (2) that the Stockholders and the Company have in all material respects performed and complied with all of their obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

           (c) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Company's secretary (1) certifying that the resolutions, as attached to such certificate, were duly adopted by the Company's Board of Directors and stockholders (if required), authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, the Certificate of Incorporation of the Company, Certificates of Good Standing for the Company certified by an appropriate state official of the State of New Hampshire, certified by such state official as of a date not more than 30 days before the Closing Date and by the Company's secretary as of the Closing Date, and a copy of the

Company's Bylaws as in effect on the date thereof, certified by the Company's secretary as of the Closing Date;

           (d) Consents. A manually executed copy of any instrument evidencing receipt of any Consent or other satisfactory evidence of the receipt thereof;

           (e) Corporate, Financial, and Tax Records. All corporate records (including minute books and stock books and registers) and financial and tax records of the Company;

           (f) Employment Agreements. The employment agreements required by
Section 5.5, duly executed by each Key Executive;

           (g) Guaranty of Indemnification Amount. The Personal Guaranty required by Section 6.1(h).

           (h) Opinion of Counsel. An opinion of Stockholders' counsel dated as of the Closing Date, in substantially the form annexed hereto as Exhibit 7.2.

       7.3 Deliveries by Buyer

       Prior to or on the Closing Date, Buyer shall deliver to Stockholders the following, in form and substance reasonably satisfactory to the Stockholders and their counsel:

           (a) Closing Payment. The payment described in Section 2.2 allocated between the Stockholders as set forth on Exhibit A, attached hereto.

           (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an executive officer of Buyer, certifying
(1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

           (c) Employment Agreement. The employment agreements required by
Section 5.5, duly executed by Buyer or the Company;

           (d) Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's secretary (1) certifying that the resolutions or minutes, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, the Certificate (Articles) of Incorporation of Buyer, and a copy of Buyer's Bylaws as in effect on the date thereof, certified by the Buyer's secretary as of the Closing Date;

           (e) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date and reasonably acceptable to the Stockholders.

                                   ARTICLE 8

                                   TERMINATION

       8.1 Termination by Stockholders

       This Agreement may be terminated by the Stockholders and the purchase and sale of the Company Shares abandoned, if neither the Company nor any Stockholder is then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

           (a) Conditions. If on the date on which the Closing is to occur any of the conditions precedent to the obligations of the Stockholders to close set forth in this Agreement has not been satisfied by Buyer or waived in writing by the Stockholders.

           (b) Judgments. If there shall be in effect on the date on which the Closing is to occur any judgment, decree or order that would prevent or make unlawful the Closing.

       8.2 Termination by Buyer

       This Agreement may be terminated by Buyer and the purchase and sale of the Company Shares abandoned, if Buyer is not then in material default, upon written notice to the Stockholders, upon the occurrence of any of the following:

           (a) Conditions. If on the date on which the Closing is to occur any of the conditions precedent to the obligations of Buyer to close set forth in this Agreement has not been satisfied by the Stockholders or waived in writing by Buyer.

           (b) Judgments. If there shall be in effect on the date on which the Closing is to occur any judgment, decree or order that would prevent or make unlawful the Closing.

       8.3 Rights on Termination

       If this Agreement is terminated by either party pursuant to this Article 8, this agreement shall have no further force or effect, and neither party shall have any further obligation to the other except for the obligations of Section 5.2, regarding confidentiality, which shall survive the termination of this Agreement.

       8.4 Attorneys' Fees

       In the event of a lawsuit or other Proceeding to enforce this Agreement or for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the losing party of its reasonable attorneys fees and expenses (whether incurred in arbitration, at trial or on appeal).

                                   ARTICLE 9

  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

       9.1 Survival

       All representations, warranties and covenants contained in this Agreement shall survive the Closing for a period of twelve months; provided, however, the representations and warranties that Stockholders are the only Persons owning the Company Shares or any interest or rights therein, that the Stockholders own the Company Shares free and clear of liens and Encumbrances, that the Company Shares conveyed by Stockholders to Buyer represent 100% ownership interest in the Company and that there are no finders or brokers fees or commissions in connection with the Contemplated Transactions, shall survive until the end of the applicable statute of limitations. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty or covenant contained herein. No notice or information delivered by any party shall affect any other party's right to rely on any representation, warranty or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

       9.2 Indemnification by Stockholders

       Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Buyer or any information the Buyer may have, the Stockholders shall indemnify and hold the Buyer harmless against and with respect to, and shall reimburse the Buyer for: any and all uninsured Qualifying Damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by the Stockholders or the Company contained herein or in any certificate, document or instrument delivered to the Buyer hereunder, but only to the extent that such Qualifying Damages accrue or arise prior to that date which is twelve months after the Closing Date, and only if Buyer gives each Stockholder the notice specified in Section 9.4(a) of this Agreement on or before that date which is fifteen months after the Closing Date, time being of the essence. The time limitations imposed by this Section 9.2(a) shall apply regardless of the knowledge of Buyer. As used in Sections 9.2, 9.3 and 9.6, Damages are "Qualifying Damages" only if the loss, liability, expense or diminution of value resulting from an untrue representation, breach of warranty or covenant exceeds $10,000 per incident. But, if the loss, liability, expense or diminution of value does exceed the $10,000 threshold, the entire loss, liability, expense or diminution of value shall be a Qualifying Damage. By way of illustration, and not in limitation, in the event one party failed to disclose two Customers who notified the Company that the Customers terminated doing business with the Company, and Buyer suffered a loss of $9,000 on one of those Customers and $11,000 on the other of those Customers, only the $11,000 loss would be a Qualifying Damage. It is expressly agreed between Buyer and Stockholders that the adjustments, corrections, changes, revisions and errors, mistakes and omissions set forth on Schedule 4.7, or the application of the principles used to derive them, shall not give rise to an indemnifiable loss.

       9.3 Indemnification by Buyer

       Notwithstanding the Closing, Buyer hereby agrees to indemnify and hold each Stockholder harmless against and with respect to, and shall reimburse each Stockholder for: any and all uninsured Qualifying Damages resulting from any untrue representation, breach of warranty or any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to any Stockholder hereunder, but only to the extent that such Qualifying Damages accrue or arise prior to that date which is twelve months after the Closing Date, time being of the essence, and only if a Stockholder gives Buyer the notice specified in Section 9.4(a) of this Agreement on or before that date which is fifteen months after the Closing Date. The time limitations imposed by this Section 9.2(a) shall apply regardless of the knowledge of any Stockholder.

       9.4 Procedure for Indemnification

       The procedure for indemnification shall be as follows:

       (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim, and (ii) the amount of the claim. To be effective as a notice under this Section 9.4(a) the notice must be given to the Indemnifying Party on or before that date which is fifteen months after the Closing Date, time being of the essence (other than claims based on breaches of representations that Stockholders are the only Persons owning the Company Shares or any interest or rights therein, that the Stockholders own the Company Shares free and clear of liens and Encumbrances, that the Company Shares conveyed by Stockholders to Buyer represent 100% ownership interest in the Company and that there are no finders or brokers fees or commissions in connection with the Contemplated Transactions, for which such notice must be given within the applicable limitation period). The time limitation specified in this Section 9.4(a) shall apply regardless of the knowledge of any Claimant. The time periods specified in Sections 9.1, 9.2, 9.3 and 9.4(a) shall not be extended under any circumstances, foreseen or unforeseen, now existing or hereafter arising.

       (b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

       (c) With respect to any claim by a third party as to which either the Buyer or the Stockholders is claiming indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party. In the event the claim of the third party is sustained and the Claimant is entitled to indemnification for that third party claim, the Indemnifying Party shall reimburse the Claimant for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

       9.5 Affiliates

       The right to indemnification provided in Sections 9.2, 9.3 and 9.4 shall, in any instance, also be enjoyed by any Affiliate of each of the Buyer and the Stockholders although any indemnification claims by such parties shall be made by and through the Claimant.

       9.6 Certain Limitations

       Notwithstanding anything in this Agreement to the contrary,

           (a) Notwithstanding anything in this Agreement to the contrary, and under all circumstances, foreseen and unforeseen, now existing or hereafter arising, the obligation of Stockholders to indemnify under this Article 9 is limited to only the excess of the aggregate of all Qualifying Damages over the sum of One Hundred Thousand Dollars ($100,000).

           (b) Notwithstanding anything in this Agreement to the contrary, and under all circumstances, foreseen and unforeseen, now existing or hereafter arising, Stockholders shall not pay more than [CONFIDENTIAL TREATMENT] under this Article 9.

           (c) Notwithstanding anything else herein to the contrary, and under all circumstances, foreseen and unforeseen, now existing or hereafter arising, in the event any Stockholder shall be found liable to Buyer by reason of this Agreement, the breach hereof, the non-performance hereof, the interpretation hereof, including, but not limited to, the falsity of any representations herein, and without regard to the legal theory upon which liability is based, the liability of each Stockholder shall not exceed that Stockholder's share of the Purchase Price.

       9.7 Exclusive Remedy

       Notwithstanding anything else herein to the contrary, and under all circumstances (other than in cases of fraud), foreseen and unforeseen, now existing or hereafter arising, the indemnification provided for in this Article 9 is the exclusive remedy available for any untrue representation, breach of warranty or covenant contained in this Agreement or in any certificate, document, or instrument delivered hereunder.

                                   ARTICLE 10

                                  MISCELLANEOUS

       10.1 Fees and Expenses

       Except as otherwise provided in this Agreement, (i) Buyer will bear its own costs and expenses and each of the Stockholders will bear its own costs and expenses and the Stockholders shall jointly and severally bear the costs and expenses of the Company paid to outside consultants (including, without limitation, any broker's or finder's fees) in connection with the negotiation and the consummation of this Agreement and the Contemplated Transactions, and,
(ii) no costs or expenses of the Company paid to outside consultants or any Stockholder relating to the purchase and sale of the Company Shares hereunder and the Contemplated Transactions hereby, including, without limitation, legal, accounting or other professional expenses , shall be charged to or paid by the Company or Buyer.

       10.2 Notices

       All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

       If to the Stockholders:  Yankee Book Peddler, Inc.
                                999 Maple Street
                                Contoocook, NH  03229
                                Attention:  Chief Financial Officer
                                Telecopy: (603) 746-5628
                                Telephone: (800) 258-3774

               with a copy      David Jordan, Esquire
               (which shall     Jordan, Gfroerer & Weddleton
               not constitute   Four Park Street
               notice) to:      Concord, New Hampshire 03301-6329
                                Telecopy: (603) 224-2686
                                Telephone: (603) 228-1151

       If to the Buyer:      Baker & Taylor, Inc.
                             2709 Water Ridge Plaza, Suite 500
                             Charlotte, NC  28217
                             Attention:  Chief Financial Officer
                             Telecopy: (704) 329-8989
                             Telephone: (704) 357-3500

            with a copy      Edward O'Connell, Esquire
            (which shall     Dow, Lohnes & Albertson
            not constitute   1200 New Hampshire Ave., N.W.
            notice) to:      Washington, D.C.  20036
                             Telecopy:  (202) 776-2222
                             Telephone: (202) 776-2639

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.2.

       10.3 Benefit and Binding Effect

       No party hereto may assign this Agreement without the prior written consent of the other parties hereto, except that the Buyer may transfer and assign its interests hereunder to a wholly-owned subsidiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       10.4 Further Assurances

       The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request (but which shall not cause the complying party to incur any unreasonable expense) for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

       10.5 GOVERNING LAW

       THE LAWS OF THE STATE OF NEW HAMPSHIRE SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

       10.6 Entire Agreement

       This Agreement, the schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and the Stockholders with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

       10.7 Waiver of Compliance; Consents

       Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a written instrument signed by the party granting such consent.

       10.8 Counterparts

       This Agreement may be signed in one or more counterparts by facsimile or original signature with the same effect as if the signature on each counterpart were upon the same instrument.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       10.9 Waiver of Jury Trial

       EACH PARTY HERETO WAIVES IRREVOCABLY, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN OR AMONG ANY OR ALL OF THE PARTIES HERETO ARISING OUT OF, IN CONNECTION WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS RELATED HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (UNLESS EXPRESSLY MODIFIED IN WRITING BY ALL PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

       IN WITNESS WHEREOF, this Agreement has been executed by Buyer and the Stockholders as of the date first written above.


BUYER:                                    STOCKHOLDERS:

BAKER & TAYLOR, INC.                      SECOR FAMILY 2 LIMITED PARTNERSHIP

By:/s/ GARY M. RAUTENSTRAUCH                     By:/s/ TRACI L. BRITTEN
   -------------------------                       ------------------------
Name:  Gary M. Rautenstrauch                    Name: Traci L. Britten
Title:  Executive Vice President                Title: General Partner

                                                By:/s/ HEIDI J. COEN
                                                   ------------------------
                                                Name: Heidi J. Coen
                                                Title: General Partner

                                                By:/s/ GLEN M. SECOR
                                                   ------------------------
                                                Name: Glen M. Secor
                                                Title: General Partner

                                                By:/s/ JOHN R. SECOR
                                                   ------------------------
                                                Name: John R. Secor
                                                Title: General Partner


                                     /s/ GARY M. SHIRK
                                     ------------------------
                                     Gary Shirk